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                                                                    EXHIBIT 10.2
Dan Snider
Head Golf Professional
Chenal Country Club
Little Rock, Arkansas

January 16, 1998

Dear Dan:

Hippo, Inc. is pleased that you have agreed to become our first Advisory Staff Member for a term of two years. As an Advisory Staff Member you have agreed to accept responsibilities including, but not be limited to: playing Tegra golf clubs and wearing Tegra apparel and headwear, carry our Tegra Retail Environment and full line of merchandise within Chenal's pro shop, serve as an overall ambassador for the Tegra brand and products including promoting the Tegra brand and products to regional colleges, coaches and professional and amateur golfers, develop club testing programs and administer tests at Chenal or otherwise as needed by the company, suggest desirable accounts or other key influencers who can further promote the brand and assist the company in placing product with such accounts or influencers, assist the company as needed in marketing, advertising or player representation needs, being available to answer questions from potential investors in the company and being available for, as well as seeking exposure for the Tegra brand and products in print ads, television commercials or shows and general brand or product promotion.

We agree that our relationship will be one of employer-independent contractor, and that you are not an employee of Hippo and are not entitled to the benefits provided by Hippo to its employees, including, but not limited to, group insurance and employee stock option plans. We recognize that you may during such time as you work toward completing the tasks for Hippo work for othes during those periods when you are not performing work for Hippo. However, you agree that no such work will be for a manufacturer of golf clubs. We recognize that you shall have sole control of the manner and means of performing your tasks for Hippo, and shall complete it according to your own means and methods of work. You shall direct the performance of all workers and subcontractors. Hippo may, during the term of this agreement, engage other independent contractors to perform the same work that you perform.

Your compensation will be comprised of the following: an annual cash compensation of $5,000 and an additional compensation comprised of common stock of Hippo, Inc. valued at $7,500. For 1998, the Company and you agree that the stock portion of the compensation will be satisfied by 3,750 shares of common stock which you will be granted upon execution of this letter agreement. For 1999, you will receive $3,750 worth of common stock, at fair market value on each of January 1, 1999 and July 1, 1999. The cash component of your compensation will for both years be paid in equal installments on April 1 and October 1 of the respective year. You should be aware that the stock you receive in 1998 will be subject to a one year holding period and will not be



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transferable during such time. Additionally, for the term of this agreement you will receive a cash compensation of $2,500 for each "national exposure" of the Tegra brand and product you achieve. National exposures are defined as exposure through media such as Golf Digest, Golf Magazine or The Golf Channel. Please indicate your acceptance of this offer by signing and dating the enclosed copy of this letter and returning it to me. We look forward to your joining the Tegra team.



                                               Very truly yours,

                                               Hippo, Inc.

                                               BY: /S/ Jim Dodrill
                                                   ----------------
                                               Jim Dodrill
                                               President

Accepted:

                                               Date: 1-16-98
/S/ Dan Snider
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Dan Snider

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